Exhibit 3.54

AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

NMC GROUP, INC.

The undersigned certify that:

1.	They are the president and the secretary, respectively, of NMC GROUP, INC., a California corporation.

2.	The Articles of Incorporation of this corporation are amended and restated to read as follows:

I

The name of this corporation is NMC Group, Inc.

II

The purpose of the corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.

III

This corporation is authorized to issue one class of shares, designated “Common Stock.” The total number of shares of Common Stock authorized is 100,000. The Common Stock of the corporation may be issued from time to time in two series designated, respectively, “Series A Voting Common”, of which the corporation is authorized to issue 50,000 shares and “Series B Non-Voting Common” of which the corporation is authorized to issue 50,000 shares. The rights, preferences, privileges and restrictions of Series A Voting Common and Series B Non-Voting Common shall be equal in all respects except that, unless otherwise provided by law, the holders of shares of Series A Voting Common shall have and possess the exclusive right to notice of shareholder’s meetings and the exclusive voting rights and power to vote upon the election of directors or upon any other matter and the holders of shares of Series 13 Non-Voting Common shall not be entitled to notice of any shareholders’ meetings or to vote upon the election of directors or upon any other matters. Upon the amendment and restatement of this Corporation’s Articles of Incorporation to read as set forth above, the holder of its shares shall in exchange for each such share then held receive five shares of Series A Voting Common and five shares of Series B Non-Voting Common.

IV

The number of directors of the corporation shall be not less than 5 nor more than 9. The board of directors shall fix the exact number of directors in the manner provided in the bylaws, within the limits specified above.

V

This corporation elects to be governed by all of the provisions of the General Corporation Law of 1977 not otherwise applicable to it under Chapter 23 thereof

VI

The liability of the directors of the corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.

VII

The corporation is authorized to provide indemnification of agents (as defined in Section 317 of the Corporations Code) for breach of duty to the corporation and its shareholders through bylaw provisions or through agreements with the agents, or both, in excess of the indemnification otherwise permitted by Section 317 of the Corporations Code, subject to the limits on such excess indemnification set forth in Section 204 of the Corporations Code.

VIII

Any repeal or modification of the provisions of Articles VI, VII or this Article VIII by the shareholders of the corporation shall not adversely affect any right or protection of a director or agent of this corporation existing at the time of such repeal or modification.”

3.	The foregoing amendment and restatement of Articles of Incorporation has been duly approved by the board of directors.

4.	The foregoing amendment and restatement of Articles of Incorporation has been duly approved by the required vote of shareholders in accordance with Section 902, California Corporations Code. The total number of outstanding shares of the corporation is five hundred (500). The number of shares voting in favor of the amendment were five hundred (500), equal to all issued and outstanding shares.

We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge.

Dated: December         , 2001

/s/ Douglas P. Stephen
Douglas P. Stephen, President

/s/ Barbara M. Stephen
Barbara M. Stephen, Secretary

CERTIFICATE OF AMENDMENT

OF

ARTICLES OF INCORPORATION

OF

NMC GROUP, INC.

ROBERT M. STEPHEN and BARBARA M. STEPHEN certify that, in accordance with Section 907 of the California Corporations Code (the “Code”):

1.	They are the President and Secretary, respectively of NMC GROUP, INC., California Corporation (the “Corporation”).

2.	Article IV of the Amended and Restated Articles of Incorporation of the Corporation (the “Articles”) is amended to read as follows:

“The number of directors of the corporation shall not be less than 3 nor more than 5. The board of directors shall fix the exact number of directors in the manner provided in the bylaws, within the limits specified above.”

3.	The foregoing amendment of the Articles has been duly approved by the board of directors of the Corporation.

4.	The foregoing amendment of the Articles has been duly approved by the required vote of the shareholders in accordance with Section 902 of the Code. The total number of outstanding shares of Series A Voting Common of the Corporation is 2,500. The number of shares of Series A Voting Common voting in favor of the amendment equaled or exceeded the vote required. The percentage vote required is more than 83 1/3 percent of the outstanding shares of Series A Voting Common.

We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct to our knowledge.

Date: November         , 2008

/s/ Robert M. Stephen
ROBERT M. STEPHEN, President

/s/ Barbara M. Stephen
BARBARA M. STEPHEN, Secretary